Exhibit 10.6

Second Amendment to Employment Agreement of Matthew C. Schwartz dated as of

February 24th, 2012, as Amended on March 1, 2014 (“Employment Agreement”)

The undersigned parties agree as follows, effective, as of September 1, 2014 (“the Effective Date”):

1.	All definitions shall be as set forth in the Employment Agreement.

2.	The Employment Agreement is hereby extended through August 31, 2017 (the “Extended Term”).

3.	Compensation: There shall be no change in the base salary for the first Twelve (12) months hereafter. The Executive shall be entitled to a 5% annual increase on each anniversary of the Effective Date. Base salary shall continue to be paid according the Company’s regular payroll schedule throughout the Extended Term. In recognition of the Executive’s prior services, the Executive shall be entitled to an $18,000 bonus payable as follows: $9,000 on signing of this agreement, and $9,000 to be paid in thirty (30) days.

4.	Executive shall waive his right to have certain shares under previously issued warrants registered as of August 31, 2014, as stipulated in the Executive's First Amended Employment Agreement. Such shares and all other shares subject to exercise under warrants held by the Executive as of the Effective Date shall be included in the next registration statement in which it is allowed by law to be included. In the event that the shares subject to all of the warrants are not registered prior to their original expiration dates, for whatever reason, the maturity dates of the warrants shall be extended until registration has been completed.

5.	As of the date of approval of this Second Amendment by the Company’s Board of Directors, the Company shall grant Executive 1,000,000 stock options under the Company’s existing Incentive Stock Option Plan. The Options will be priced at market price on the approval date and vest pro rata on a quarterly basis according to the following schedule (250,000 during Year 1; 350,000 during Year 2, and 400,000 during Year 3). The options will have a maturity date of 10 years. In the event the Executive is terminated without Cause before the end of the Extended Term, the unvested options shall immediately vest and be exercisable through the maturity date.

6.	Should the Executive elect to terminate the Agreement during the Term, he must provide Thirty (30) days written notice to the Company and upon departure shall not be entitled to any further salary or options. In the event the Company terminates the Executive without Cause, the Company shall pay to the Executive on the date of termination and as a condition thereof, accrued base salary and any unreimbursed company expenses, along with a lump sum payment equivalent to the Executive’s unpaid base salary through the end of the Extended Term. In the event the Company is acquired, or is the non-surviving party in a merger, or sells all or substantially all of its assets or sells more than fifty (50%) percent of the outstanding common shares of the Company in one or a series of transactions (“Change of Control”), the Executive may elect to treat that event as a termination of his employment by the Company without Cause, provided the Extended Term has not expired and provided that he has continued employment for a period of at least three (3) months and not more than twelve (12) months following the Change of Control.

Exhibit 10.6

7.	Executive shall continue to be entitled to health and other benefits made available to senior executives in the Company. Upon termination or expiration of Extended Term in which no renewal is offered, Executive’s COBRA premiums shall be covered by the Company for a period of 12 months. Upon Executive’s election, the premium amount will be paid in cash to the Executive each month.

Agreed and Accepted as of the above date by:

Grandparents.com, Inc.	Executive

By:

/s/ Steve Leber	/s/ Matthew C. Schwartz
Steve Leber, CEO	Matthew C. Schwartz
Date: 10/10/2014	Date:10/10/2014